                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 10-SB/A
                                 Amendment No. 1

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                  OF SMALL BUSINESS ISSUERS UNDER SECTION 12(b)
                     OR 12(g) OF THE SECURITIES ACT OF 1934

                     Millennium Multi Media.com Corporation
                           (formerly Glenhills Corp.)
              -----------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)


               Utah                                        91-182-1949
----------------------------------                    ----------------------
 (State or Other Jurisdiction of                          (IRS Employer
  Incorporation or Organization)                        Identification No.)


9301 Wilshire Blvd., Suite 201, Beverly Hills                 90210
---------------------------------------------          -------------------
(Address of Principal Executive Offices)                    (Zip Code)


                                 (310) 777-8876
                           --------------------------
              (Registrant's Telephone Number, Including Area Code)


     Securities to be registered pursuant to Section 12(b) of the Act:

   Title of Each Class                      Name Of Each Exchange On Which
   To Be So Registered                      Each Class Is To Be Registered
--------------------------              ---------------------------------------

                                                  OTC BB


     Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock
                              ---------------------
                                (Title of Class)
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                                EXPLANATORY NOTE

     This Amendment No. 1 to the Form 10-SB Registration Statement is a filing solely to make a technical change in the reported coroporate name on the front page of the original filing. Accordingly, a preliminary prospectus has been omitted.

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     Pursuant to the requirements of the Securities Act of 1993, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly Hills, State of California on the 14th day of April, 2000.

                                                 Millenium Multi Media.com Corp

                                                 By: /s/ Bobby Roberts
                                                     ---------------------------
                                                        Bobby Roberts, President

     Pursuant to the Securities Act of 1993, as amended, this Registration has been signed by the following persons in the capacities and the dates indicated below.


     SIGNATURE                     TITLE                              DATE
--------------------      ------------------------                --------------


   Joseph Torkan*         Co-Chairman of the Board                April 14, 2000
--------------------
  (Joseph Torkan)


   David Peipers*         Co-Chairman of the Board                April 14, 2000
--------------------
  (David Peipers)


   Bobby Roberts*           Director and President                April 14, 2000
--------------------
  (Bobby Roberts)


   Illya Bond*              Director and Secretary                April 14, 2000
--------------------
  (Illya Bond)


   Joubin Torkan*                  Director                       April 14, 2000
--------------------
  (Joubin Torkan)


 Dennis M. Phillips*               Director                       April 14, 2000
--------------------
(Dennis M. Phillips)



*By: /s/ Bobby Roberts
---------------------------
        (Bobby Roberts,
         Attorney-in-Fact)